THE GABELLI GLOBAL MULTIMEDIA TRUST INC.
                        EXHIBIT TO ITEM 77C

      The Annual Meeting of Shareholders of The Gabelli Global Multimedia Trust Inc. (the "Multimedia Trust") was held on May 19, 2008 with relating adjournments on June 9, 2008 and June 30, 2008. The following proposals were submitted for a vote of the shareholders:

1. To elect three directors of the Multimedia Trust by the common shares and preferred shares voting as a single class

      With respect to the proposal relating to the election of three directors of the Multimedia Trust by the common shares and preferred shares voting together as a single class, the following votes were recorded:

                      FOR                              AUTHORITY
                      Series B    Series C            Series B    Series C
            Common    Preferred   Preferred  Common   Preferred   Preferred

Frank J.
Fahrenkopf  9,760,828  627,952      970      1,771,246 12,382        9
Werner J.
Roeder      9,766,282  627,544      970      1,765,792 12,790        9
Salvatore J.
Zizza       9,778,561  627,802      970      1,753,513 12,532        9

       The remaining Directors in office are: Thomas Bratter, Anthony J. Colavita, James P. Conn and Anthony Pustorino.

2. To amend the fundamental investment restriction regarding borrowing

      With respect to the proposal relating to the amendment of the fundamental investment restriction on borrowing for the Multimedia Trust by the common shares and preferred shares voting together as a single class, and preferred shares voting as a separate class, the following votes were recorded:

                      FOR                             AGAINST
                    Series B    Series C            Series B   Series C
         Common     Preferred   Preferred   Common  Preferred  Preferred
PROPOSAL
2       7,529,578   458,782       152      1,545,560  34,649      40

                     ABSTAIN                         NON VOTES
                    Series B     Series C             Series B   Series C
         Common     Preferred    Preferred  Common    Preferred  Preferred
PROPOSAL
2        376,764     29,245        74      2,623,303   139,330     714